EXHIBIT 10.2
                                 CONFORMED COPY


                              TERMINATION AGREEMENT

         TERMINATION AGREEMENT dated as of July 18, 1999 between GLOBAL CROSSING LTD., a company formed under the laws of Bermuda ("Global"), and U S WEST, Inc., a Delaware corporation ("USW").

                               W I T N E S S E T H

         In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as set forth below:

         SECTION 1. Termination. Pursuant to Section 9.1(a) of the Agreement and Plan of Merger dated as of May 16, 1999 between USW and Global (the "Merger Agreement"), Global and USW hereby agree to terminate the Merger Agreement.

         SECTION 2. Payments to Global. (a) On the business day immediately subsequent to the execution of this Termination Agreement, USW shall:

                  (i) pay to Global (without reduction for or on account of any taxes, including withholding taxes, if any) $140,000,000 in immediately available funds to the account designated by Global on Schedule A hereto; and

                  (ii) deliver to Global (without reduction for or on account of any taxes, including withholding taxes, if any) 2,231,076 shares of common stock of Global (subject to any adjustment for reclassification, recapitalization, split-up, combination, or exchange of Global shares after the date hereof).

         (b) The parties agree that the payments provided in Section 2(a) above and the entering into of the agreement of Qwest Communications International Inc. ("Qwest") in Section 4.02(a) of the Agreement dated as of the date hereof between Qwest and Global are in full satisfaction and discharge of the obligations of USW under the Merger Agreement in respect of the termination fees thereunder as well as all other Claims by Global against USW in respect only of the Merger Agreement (and not, for purposes of clarification, in respect of the other agreements listed in Section 4 hereof or any other agreements between the parties hereto).




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         SECTION 3. Release. (a) USW, on behalf of itself and its successors and assigns, and Global, on behalf of itself and its successors and assigns, each mutually release and forever discharge the other, and all persons acting in concert with the other, from all liabilities, rights, duties, claims, causes of action, actions, suits, debts, sums of money, accounts, judgments, damages or demands of any nature whatsoever, legal, equitable or otherwise, known or unknown, contingent or fixed, in whole or in part (hereinafter collectively referred to as the "Claims"), and agree not to sue or to bring any claim, whether in tort, contract or otherwise, in each case directly or indirectly arising from the conduct prior to the date hereof of USW, Global or their respective directors, officers, employees or agents in connection with the Merger Agreement (and not, for purposes of clarification, the other agreements listed in Section 4 hereof), the offer made by Qwest to acquire USW on June 13, 1999, which offer was subsequently revised on June 23, 1999, and the proposed combination of Qwest and USW.

         (b) Each of USW and Global represents and warrants that it has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand or cause of action or any part thereof relating to any matter covered by this
Section 2.

          (c) Each of USW and Global represents and warrants that it is duly authorized to execute the release contained in Section 2(a) above on behalf of its affiliates, directors, officers, employees and agents.

         SECTION 4. Survival of Other Agreements. The other agreements to which Global and USW are parties, including the Tender Offer and Purchase Agreement, the Tender and Voting Agreement, the Voting Agreement and the Standstill Agreement each dated May 16, 1999, and the confidentiality letter dated May 3, 1999, shall each survive termination of the Merger Agreement pursuant hereto.

         SECTION 5. Indemnity. (a) Subject to the provisions of this Section 5, Global hereby agrees to indemnify USW with respect to any liability for United States federal income taxes on Global enforced by withholding (including any interest or penalties and costs and expenses (including reasonable attorney fees with respect thereto) with respect to the payment and stock transfer by USW to Global described in Section 2(a) of this Agreement ("Possible Withholding Taxes").

         (b) If USW is notified, in writing, as part of an audit or other administrative proceeding related to taxes (a "Contest"), that the applicable taxing authority is asserting a claim for Possible Withholding Taxes, then (i) USW shall promptly notify Global of such claim, (ii) USW shall, subject to



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Section 5(c) below,  permit Global, at Global's own cost and expense, to control that portion of the Contest related to Possible Withholding Taxes, including the execution of any powers-of-attorney or similar documents necessary for Global to
control  such  portion  of  the  Contest;   provided  that  in  executing   such
powers-of-attorney or similar documents, USW and Global agree that such powers shall be limited to such portion of the Contest, and (iii) USW shall not settle or otherwise compromise such portion of the Contest related to Possible Withholding Taxes without the prior written consent of Global. Further, without the prior written consent of Global, USW shall not take any position on any tax return or similar filing that Possible Withholding Taxes may be due and owing, unless such position is required by law pursuant to a final determination. USW's indemnification rights pursuant to Section 5(a) are subject to the provisions of this Section 5(b).

         (c) Upon acknowledgment in writing by Global (i) that it intends to assume responsibility for defense of a Contest related to Possible Withholding Taxes, and (ii) that it intends to indemnify USW pursuant to this Agreement, Global will thereafter be entitled to appoint lead defense counsel (reasonably acceptable to USW) with respect to such claim and USW will thereafter be responsible for all costs and expenses of its own counsel.

         SECTION 6. Effectiveness. This Agreement shall be deemed effective as of the date first set forth above.

         SECTION 7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State without regard to the conflicts of laws provisions thereof.

         SECTION 8. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.





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         IN WITNESS  WHEREOF,  USW and Global have caused this  Agreement  to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            GLOBAL CROSSING LTD.


                                            By:      /s/  Robert Annunziata
                                            Name:    Robert Annunziata
                                            Title:   Chief Executive Officer


                                            U S WEST, INC.


                                            By:      /s/  Solomon D. Trujillo
                                            Name:    Solomon D. Trujillo
                                            Title:   Chairman, President and
                                                     Chief Executive Officer




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